Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation in this Registration Statement on Form S-1/A of our report dated July 12, 2013, of Adelt Design, Inc. relating to the financial statements as of May 31, 2013 and 2012 and for the period from inception (March 31, 2011) through May 31, 2013, and the reference to our firm under the caption “Experts” in the Registration Statement.

/s/ M&K CPAS, PLLC
www.mkacpas.com
Houston, Texas

August 9, 2013